                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 Amendment No. 1

                                 Schedule 13E-3

                        Rule 13e-3 Transaction Statement

                  (Pursuant to Section 13(e) of the Securities
                  Exchange Act of 1934 and Rule 13e-3 (Section
                             240.13e-3) thereunder)

                          Guaranty National Corporation
                              (Name of the Issuer)

           Orion Capital Corporation and Guaranty National Corporation
                       (Name of Persons Filing Statement)

                     Common Stock, par value $1.00 Per Share
                         (Title of Class of Securities)

                                    401192109
                      (CUSIP Number of Class of Securities)

   Michael P. Maloney, Esq.                              Michael L. Pautler
  Orion Capital Corporation                        Guaranty National Corporation
     9 Farm Springs Road                           9800 South Meridian Boulevard
Farmington, Connecticut 06032                        Englewood, Colorado 80112
        (860) 674-6600                                     (303) 754-8400

                  (Name, Address and Telephone Number of Person
 Authorized to Receive Notices and Communications on Behalf of Person(s) Filing
                                   Statement)

                                    Copy to:

      John J. McCann, Esq.                        Hardin Holmes, Esq.
Donovan Leisure Newton & Irvine         Ireland, Stapleton, Pryor & Pascoe, P.C.
      30 Rockefeller Plaza                     1675 Broadway, 26th Floor
    New York, New York 10112                     Denver, Colorado 80202
         (212) 632-3000                              (303) 623-2700

                                  INTRODUCTION

                  This Amendment No. 1 to the Rule 13E-3 Transaction Statement (the "Schedule 13E-3") of Orion Capital Corporation, a Delaware corporation ("Orion"), filed on November 5, 1997, amends and supplements the Schedule 13E-3 for the purposes of adding certain information and filing with the Securities and Exchange Commission certain exhibits thereto and to join Guaranty National Corporation ("Guaranty") as a signatory thereto.

        The Schedule 13E-3 relates to the tender offer by Orion to purchase all outstanding shares of common stock, par value $1.00 per share (including any associated stock purchase rights) ("Shares"), of Guaranty for $36.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Orion's Offer to Purchase dated November 5, 1997 and the related Letter of Transmittal, which, together with any amendments or supplements thereto, constitute the offer (the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger dated October 31, 1997 between Orion and Guaranty, and which provides for the merger (the "Merger") of a wholly owned subsidiary of Orion with and into Guaranty. If the Merger is consummated, each Share outstanding immediately prior to the time when the Merger becomes effective, other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the Colorado Business Corporation Act and Shares held by Orion, its wholly owned subsidiaries or Guaranty will be converted into the right to receive $36.00 in cash per Share, without interest, all as more fully described in the Offer to Purchase referred to herein.

                  This Amendment No. 1 to the Statement is being filed jointly by Orion and Guaranty. By filing this Schedule 13E-3, neither of the joint signatories concedes that Rule 13E-3 under the Securities Exchange Act of 1934, as amended, is applicable to the Offer or the Merger or the other transactions contemplated by the Agreement and Plan of Merger.

                  This Statement amends Items 1-6, 8-12, 14, 15 and 17 of the
Schedule 13E-3 of Orion dated November 5, 1997 (the "Schedule 13E-3"). This Statement is further amended to reflect the fact that it is being filed jointly by Orion and Guaranty. Except as otherwise indicated herein, the Schedule 13E-3 remains unchanged in all respects.

                  The information in the Solicitation/Recommendation Statement on Schedule 14D-9 dated November 5, 1997 of Guaranty (the "Schedule 14D-9") is hereby expressly incorporated herein by Guaranty by reference, and the responses to each item in this Statement are qualified in their entirety by the information contained in the Schedule 14D-9.

                  Capitalized terms not otherwise defined herein are defined as set forth in the Schedule 13E-3, Orion's Offer to Purchase, dated November 5, 1997, filed as Exhibit (d)(1) to the Schedule 13E-3 (the "Offer to Purchase"), or the Schedule 14D-9, filed as Exhibit (d)(10) hereto, as the case may be.

ITEM 1.           Issuer and Class of Security Subject to Transaction.

                  The following information is hereby added to Item 1(f) of the
Schedule 13E-3:

                  The range of prices paid by Design Professionals Insurance Company for Shares between November, 1995 and March, 1996 was between $13.38 and $14.00.

                  The information with respect to purchases of Shares by Guaranty in the last two fiscal years set forth in "THE OFFER -- Section 5. Price Range of Shares; Dividends" of the Offer to Purchase is hereby incorporated by reference .

ITEM 2.           Identity and Background.

                  The following information is hereby added to Item 2 of the
Schedule 13E-3:
                  (a)-(d) and (g). Guaranty is the issuer of the class of equity securities which is the subject of the Rule 13e-3 transaction. The information set forth in "THE OFFER -- Section 7. Certain Information Concerning Guaranty" of the Offer to Purchase is incorporated herein by reference. The information with respect to the directors and executive officers of Guaranty set forth in Annex A hereto is incorporated herein by reference.

                  (e) and (f). During the last five years, neither Guaranty nor to its best knowledge any of its executive officers and directors (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

ITEM 3.           Past Contacts, Transactions or Negotiations.

                  The following information is hereby added to Item 3 of the
Schedule 13E-3:

                  (a)-(b). The information set forth under Items 3 and 4 of the
Schedule 14D-9 is incorporated herein by reference.

ITEM 4.           Terms of the Transaction.

                  The following information is hereby added to Item 4 of the
Schedule 13E-3:

                  (a). All conditions to the Offer, other than receipt of necessary governmental approvals, must be satisfied or waived prior to the acceptance of Shares for payment pursuant to the terms of the Offer. When a condition has not been satisfied the existence of which is to be determined in the sole discretion of Orion, Orion will exercise its reasonable good-faith judgment in determining whether the occurrence or non-occurrence of the event giving rise to such condition makes it inadvisable to proceed with the Offer or with acceptance for payment for the Shares.

                  References in "THE OFFER -- Section 10. Certain Conditions of the Offer" of the Offer to Purchase to Orion's right to terminate, amend or extend the Offer or to delay acceptance for payment or payment if all conditions are not satisfied or waived should not be interpreted as reserving to Orion the right to accept Shares and subsequently to invoke the existence of a condition as a basis on which to withhold payment for and return of the Shares tendered and accepted. The reservation by Orion of the right to delay payment for Shares is subject to the provisions of applicable law under Rule 14e-1 promulgated under the Exchange Act, which require that Orion pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after termination or withdrawal of the Offer.

                  The information set forth under Item 2 of the Schedule 14D-9 is incorporated herein by reference.

                  (b). Except as disclosed in the Offer to Purchase or the
Schedule 14D-9, there are no terms or arrangements concerning the transactions with respect to which the Schedule 13E-3 is filed relating to any securityholder of Guaranty which is not identical to that relating to other holders of Tendered Shares.

ITEM 5.  Plans or Proposals of the Issuer or Affiliate.

                  The following information is hereby added to Item 5 of the
Schedule 13E-3:

                  (a)-(g). The information set forth under Item 7 of the
Schedule 14D-9 is incorporated herein by reference.

                  Item 4 is hereby supplemented as follows:

                  Of the factors considered by the Special Committee, Guaranty believes that those set forth in Item 4(b)(i) and (iv) on page 7 of the Schedule 14D-9 were the most important.

ITEM 6.           Sources and Amounts of Funds or Other Consideration.

                  (b). The information set forth in Item 5 of the Schedule 14D-9 is hereby incorporated by reference. In addition to the expenses set forth therein, Guaranty has incurred other expenses relating to the transactions subject to the Schedule 13E-3 of approximately $100,000, including directors' fees for meetings of the Special Committee, legal fees and miscellaneous expenses.

ITEM 8.           Fairness of the Transaction.

                  (a)-(b). The information set forth in Item 3 of the Schedule 14D-9 under "Background of the Offer; Appointment of the Special Committee" and
Item 4 of the Schedule 14D-9 is incorporated by reference.

ITEM 9.           Reports, Opinions, Appraisals and Certain Negotiations.

                  (a)-(b). The following information is hereby added to Item 9 of the Schedule 13E-3:

         The information set forth in Item 3 of the Schedule 14D-9 under "Background of the Offer; Appointment of the Special Committee" and
         Item 4 of the Schedule 14D-9 is incorporated herein by reference.

         The information incorporated by reference from "SPECIAL FACTORS -- Background of the Transactions" and "-- Fairness of the Offer and the Merger" in the Offer to Purchase is hereby supplemented as follows:

         The "report" referred to in the last sentence of "SPECIAL FACTORS -- Fairness of the Offer and the Merger" of the Offer to Purchase consisted of presentation materials which DLJ provided on September 12, 1997 to the Guaranty Board of Directors in connection with its September 12 meeting, copies of which were also supplied to the Orion Directors for their information, positing a transaction whereby Orion would purchase the remaining 19% of Guaranty's outstanding shares for a value of $30.25 per share comprised of $20.17 in cash and $10.08 in Orion common stock (the "September Case"). These materials discussed the benefits of consideration consisting of a combination of both stock and cash, alternative options with respect to the equity component of the Offer and stock performance data for Orion and Guaranty.

         DLJ compared the September Case to selected publicly-announced merger and acquisition transactions (the "Selected Acquisitions").

         The September Case ratio of equity purchase price to operating net income of 16.9x compared to a low of 10.9x, a median of 12.2x and a high of 28.6x for the Selected Acquisitions. The September Case offer ratio of equity purchase price to general accepted accounting principles ("GAAP") shareholders' equity of 1.91x compared to a low of 0.97x, a median of 1.60x and a high of 2.88x for the Selected Acquisitions. The September Case ratio of total purchase price to statutory accounting principles ("SAP") net operating income ("NOI") of 18.7x compared to a low of 10.2x, a median of 16.9x and a high of 24.2x for the Selected Acquisitions. The September Case ratio of total purchase price to SAP capital and surplus ("C&S") of 2.19x compared to a low of 1.16x, a median of 2.59x and a high of 3.27x for the Selected Acquisitions. These multiples included an average implied equity valuation range with a low of $229.7 million, a median of $415.8 million, and a high of $700.2 million and an average implied price per share range from $15.29 to $46.60. The median of the average implied price per share of $27.67 was lower than the hypothetical $30.25 per share offer.

         DLJ also compared public valuations of selected non-standard personal auto insurers ("the Selected Insurers"). These valuations indicated a multiple range of 7.5x to 22.1x for 1997 estimated operating earnings and a multiple of 6.6x to 19.3x for 1998 estimated operating earnings and a multiple range of 1.43x to 3.99x for June 30, 1997 shareholders' equity. These multiples indicated an implied equity valuation for Guaranty from $256.7 million to $751.0 million based on 1997 projected earnings and $258.2 million to $759.5 million based on 1998 projected earnings and $338.9 million to $949.9 million based on June 30, 1997 shareholders' equity. These multiples indicated an implied estimated price per share range for Guaranty of $17.12 to $50.07 with a median of $30.02 based on 1997 projected earnings and $17.10 to $50.30 with a median of $28.86 based on 1998 projected earnings and $22.54 to $63.16 with a median of $29.54 based on June 30, 1997 shareholders' equity.

         In addition, DLJ compared selected ratios of Guaranty to ratios for the Selected Insurers. The Guaranty ratio of price to latest twelve months ("LTM") price per share, price to 1997 estimated price per share, price to 1998 estimated price per share, and price to book value per share of 16.1x, 12.7x, 11.1x and 1.83x, respectively, compared to a median of 15.2x, 13.2x, 11.1x and 1.84x, respectively, for the Selected Insurers. The Guaranty ratio of total enterprise value to SAP NOI of 18.0x and SAP C&S of 2.11x compared to a median of 27.5x and 3.20x, respectively, for the Selected Insurers. The Guaranty projected return on equity of 14.4% compared to a low of 10.7%, a median of 16.1% and a high of 24.5% for the Selected Insurers. The Guaranty projected earnings per share growth of 15.0% compared to a low of 12.6%, a median of 14.8% and a high of 27.7% for the Selected Insurers.

         In its discussion materials and presentation, DLJ set forth no conclusions as to the fairness of any particular form of transaction or the consideration to be paid to Guaranty shareholders.

         The discussion materials did not address, and were not presented to the Guaranty Board as an opinion regarding the fairness of the consideration to be paid and received by the shareholders of Guaranty in the proposed transactions and contained no recommendation with respect thereto. No restrictions or limitations were imposed by the Board on DLJ with respect to the preparation of the discussion materials.

         DLJ had earlier provided to the management of Orion, including Mr. W. Marston Becker, Chairman of the Board and CEO, certain discussion materials dated as of June 5, 1997, outlining alternatives for effecting the purchase of the remaining outstanding shares of Guaranty not owned directly or indirectly by Orion, including possible types of transactions, the form of consideration to be paid and comparative time schedules. In those materials, DLJ reviewed certain publicly available financial, operating and stock market information for selected transactions in the non-standard automobile insurance industry since 1990 and included an analysis of comparative prices paid in other transactions. DLJ also performed a public market valuation analysis and an analysis of the pro forma effect of the transaction on the stockholders' equity of Orion. In July, 1997 DLJ provided Orion's management, including Mr. W. Marston Becker, with discussion materials on trends in the insurance industry, summarizing certain information about insurance industry merger and acquisition activity and valuation data, numbers of transactions, average transaction size, purchase price/earnings data, and prices paid in selected major property/casualty transactions. Neither the June nor July materials were prepared for or presented to the Board of Directors of Orion. These discussion materials were intended to focus management's deliberations with respect to various techniques that could be utilized to assist in determining the price and structure of a possible transaction with Guaranty.

         The information incorporated by reference from "THE OFFER -- Section
         12. Fees and Expenses" of the Offer to Purchase is hereby supplemented as follows:

         Orion has retained DLJ pursuant to a letter agreement to act as its financial advisor with respect to the contemplated acquisition of the remaining outstanding shares of Guaranty not owned directly or indirectly by Orion. DLJ is an internationally recognized investment bank which is engaged in a wide range of investment banking activities including, among other things, structuring of mergers and acquisitions, public offerings, restructuring, leveraged buy-outs, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Orion engaged DLJ's services because of its reputation as well as its familiarity with both Orion and Guaranty as a result of its involvement in the 1996 Tender Offer by Orion for up to 4,600,000 Shares and its provision of other investment banking services to Orion in the ordinary course of business for which it received customary compensation.

                  (c) The reports referred to in Item 9(a)-(b), above shall be made available for inspection and copying at the principal executive offices of Orion and Guaranty, respectively, during their regular business hours by any holder of Shares.

ITEM 10. Interests in Securities of the Issuer.

                  The following information is hereby added to Item 10 of the
Schedule 13E-3:

                  (a)-(b). The information set forth under Item 6 of the
Schedule 14D-9 is incorporated herein by reference.

                  The information incorporated by reference from Annex II of the Offer to Purchase with respect to the securities ownership of the directors and executive officers of Guaranty is supplemented, as follows:

                  (i) Roger B. Ware no longer owns unexercised options for Shares and holds a total of 51,759 Shares which is approximately .3% of the Shares outstanding.

                  (ii) Richard M. Beverage and Charles B. Ruzicka beneficially own 7,784 Shares and 10,000 Shares, respectively (including Shares outstanding, Shares subject to options exercisable within 60 days of October 31, 1997 and restricted Shares), which for each individual equals less than .1% of Shares outstanding.

                  (iii) Richard M. Beverage and Charles B. Ruzicka hold unexercised options exercisable within 60 days of October 31, 1997 for 6,000 and 10,000 Shares, respectively.

                  (iv) Richard M. Beverage, Andrea L. Peck, Charles B. Ruzicka and John W. Mahoney hold unexercised options not exercisable within 60 days of October 31, 1997 for 7,218, 3,867, 13,902 and 10,000 Shares, respectively.

ITEM 11. Contracts, Arrangements or Understandings with Respect to the
         Securities.

                  The following information is hereby added to Item 12 of the
Schedule 13E-3: The information set forth under Items 2 and 3(b) of the
Schedule 14D-9 is incorporated herein by reference.

ITEM 12. Present Intention and Recommendation of Certain Persons with Regard to the Transaction.

                  The following information is hereby added to Item 11 of the
Schedule 13E-3:

                  (a)-(b). The information set forth under Items 4 and 6 of the
Schedule 14D-9 is incorporated herein by reference.

ITEM 14           Financial Information.

                  The following information is hereby added to Item 14 of the
Schedule 13E-3:

                  The information set forth in the Offer to Purchase under "THE OFFER -- Section 7. Certain Information Concerning Guaranty" is incorporated herein by reference.

ITEM 15.          Persons with Assets Employed, Retained or Utilized.

                  The following information is hereby added to Item 15 of the
Schedule 13E-3:

                  (a)-(b). The information set forth under Item 5 of the
Schedule 14D-9 is incorporated herein by reference.

ITEM 17.          Material to be Filed as Exhibits.

                  (b)(1) Discussion Materials of Donaldson Lufkin & Jenrette Securities Corporation dated June 5, 1997.

                  (b)(2) Discussion Materials of Donaldson Lufkin & Jenrette Securities Corporation dated July 1997.

                  (b)(3) Presentation of Donaldson Lufkin & Jenrette Securities Corporation dated September 12, 1997.

                  (b)(4) Presentation of Salomon Brothers Inc dated October 30, 1997.

                  (b)(5) Opinion of Salomon Brothers Inc dated October 30, 1997.

                  (d)(10) Solicitation/Recommendation Statement on Schedule 14D-9 of Guaranty National Corporation, dated November 5, 1997.

                  (d)(11) Letter to Shareholders of Guaranty National Corporation dated November 5, 1997.

                  (g)(4) Portions of Proxy Statement on Schedule 14A of Guaranty National Corporation dated March 27, 1997.

                  (g)(5) Portions of Annual Report on Form 10-K of Guaranty National Corporation for the fiscal year ended December 31, 1996.

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 24, 1997

                     ORION CAPITAL CORPORATION


                     By:      /s/ Michael P. Maloney
                     Name:    Michael P. Maloney
                     Title:   Senior Vice President, General Counsel
                                and Secretary

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 24, 1997

                               GUARANTY NATIONAL CORPORATION


                               By:      /s/ Michael L. Pautler
                               Name:    Michael L. Pautler
                               Title:   Senior Vice President - Finance

                                                                         ANNEX A

                  DIRECTORS AND EXECUTIVE OFFICERS OF GUARANTY

                  Set forth below are the name, business address, position with Guaranty, and present principal occupation or employment and five-year employment history of each director and executive officer of Guaranty. Each person listed below is a citizen of the United States. Except as indicated in Annex II to the Offer to Purchase, none of the persons listed below beneficially owns Shares or interests therein, including options thereon. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Guaranty. All officers serve at the pleasure of the Board of Directors of the entity named. Unless otherwise indicated above, the address for each director and executive officer of Guaranty is Guaranty National Corporation, 9800 South Meridian Boulevard, Englewood, Colorado 80112.

                                                                            Principal Occupation, Five-Year
    Name, Age and Position with                       Director               Business Experience and Other
              Guaranty                                 Since                    Corporate Directorships
----------------------------------------------     ---------------     ----------------------------------------------
Tucker Hart Adams, 59                                   1994           President, The Adams Group, Inc. (an
     Director                                                             economic consulting firm), since 1989;
                                                                          Director of Tax Free Fund of Colorado,
     Address:                                                             Montana Power Company and Rocky Mountain
       The Adams Group                                                    Equity Fund.
       4822 Alteza Drive, Suite 300
       Colorado Springs, CO  80917
W. Marston Becker, 44                                   1996           Chairman and Chief Executive Officer since
     Director; Chairman of the Board                                      1996 and Senior Vice President,
                                                                          1994-1996, of Orion Capital Corporation
     Address:                                                             ("Orion"); President and Chief Executive
       Orion Capital Corporation                                          Officer of Design Professionals Insurance
       9 Farm Springs Drive                                               Company, a subsidiary of Orion,
       Farmington, CT  06032                                              1994-1996; President and Chief Executive
                                                                          Officer of McDonough Caperton Insurance
                                                                          Group, 1987-1994.
Dennis J. Lacey, 43                                     1994           Director, President and Chief Executive
     Director                                                             Officer of Capital Associates, Inc. (an
                                                                          equipment leasing company) since 1991.
     Address:
       Capital Associates
         International, Inc.
       Capital Associates Tower
       Suite 3000
       7175 W. Jefferson Avenue
       Lakewood, CO  80235

                                                                         ANNEX A

                                                                            Principal Occupation, Five-Year
    Name, Age and Position with                       Director               Business Experience and Other
              Guaranty                                 Since                    Corporate Directorships
----------------------------------------------     ---------------     ----------------------------------------------

M. Ann Padilla, 54                                      1994           President, Sunny Side, Inc./Temp Side (a
     Director                                                             private employment service), since 1975;
                                                                          Director of Bank One Denver N.A.
     Address:
       Sunny Side Inc./Temp Side
       210 University Boulevard
       #550
       Denver, CO  80206-4622
Vincent T. Papa, 50                                     1996           Senior Vice President since 1996 and Vice
     Director                                                             President and Treasurer, 1987-1996, of
                                                                          Orion; Chairman and Chief Executive
     Address:                                                             Officer of Wm. H. McGee & Co., Inc., a
       Wm. H. McGee & Co.                                                 subsidiary of Orion, since 1995.
       4 World Trade Center
       Suite 6274
       New York, NY  10048-0835
James R. Pouliot, 43                                    1995           President and Chief Executive Officer of
     Director; President and Chief Executive                              Guaranty since December 1996 and of
     Officer                                                              Viking Insurance Holdings, Inc.
                                                                          ("Viking") since 1992; Executive Vice
                                                                          President of Guaranty during 1996; Vice
     Address:                                                             President, Marketing, Great American
       Guaranty National Corporation                                      Insurance Co., 1990-1992.
       9800 S. Meridian Boulevard
       Box 3329
       Englewood, CO  80112

Robert B. Sanborn, 68                                   1988           Senior Executive Consultant of Orion since
     Director                                                             1995; Director since 1987, Vice Chairman
                                                                          1994-1995, and President and Chief
     Address:                                                             Operating Officer, 1987-1994, of Orion;
       87 Farm Lane                                                       Director of HCG/Lloyd's Investment Trust
       South Dennis, MA  02660                                            plc., Intercargo Corporation and Nobel
                                                                          Insurance Limited.

                                                                         ANNEX A

                                                                            Principal Occupation, Five-Year
    Name, Age and Position with                       Director               Business Experience and Other
              Guaranty                                 Since                    Corporate Directorships
----------------------------------------------     ---------------     ----------------------------------------------
William J. Shepherd, 70                                 1991           Private investor, Director of Orion,
     Director                                                             Chemical Bank New Jersey and Princeton
                                                                          Bank and Trust Company.
     Address:
       McConnell, Budd & Downes,
         Inc.
       365 South Street
       Morristown, NJ  07960

Richard R. Thomas, 51                                   1991           Chief Executive Officer and Chairman of the
     Director                                                             Board of ADCO General Corporation (a
                                                                          property and casualty general agency)
     Address:                                                             since 1990.
       Adco General Corporation
       1080 Kalamath Street
       Post Office Box 4005
       Denver, CO  80204

Roger B. Ware, 62                                       1983           Senior Consultant of Guaranty since December
     Director                                                             1996 and President and Chief Executive
                                                                          Officer of Guaranty, 1983-1996; Director
     Address:                                                             of Orion until September 11, 1997.
       5733 Honeylocust Circle
       Greenwood Village, CO
         80121

                  Richard M. Beverage has been Senior Vice President (SVP)-Chief Actuary for Guaranty National since February 1996. From 1992 through 1996, Mr. Beverage was a Senior Manager - Reserving Studies with Deloitte & Touche LLP. He served as Chief Pricing Actuary for Zurich-American Insurance Company of Illinois from 1991 through 1992.

                  Shelly J. Hengsteler has been Controller and Assistant Treasurer and Principal Accounting Officer of Guaranty National since January 1996. Ms. Hengsteler joined Guaranty National in 1989. From 1991 until 1994, she was a Financial Reporting Manager and from 1994 through 1995 she served as Director of Corporate Finance.

                  Arthur J. Mastera has been SVP-Chief Administrative Officer of Guaranty National since October 1996. Mr. Mastera was President of the Guaranty National Personal Lines Division from November 1995 until October, 1996. Mr. Mastera rejoined GNIC as SVP-Administrative and Corporate Information Systems in February 1992. From 1989 until 1992, he was Senior Vice President of Planning and Administration at Orion Capital Corporation.

                  John W. Mahoney has been Senior Vice President - Elect of the Non-Standard Commercial Lines Division of Guaranty National since October of 1997. From October, 1990

                                                                         ANNEX A


until March of 1993, Mr. Mahoney served in various managerial positions within the Commercial Division of Great American Insurance Co., and from April, 1993 to May, 1994, he was employed as a Product Manager by Viking Insurance Company of Wisconsin. From June, 1994 until September, 1997, Mr. Mahoney was employed as a Program Director at Coregis Insurance Group.

                  Andrea Peck has been SVP-Human Resources of Guaranty National since July, 1997. From March, 1992 to November, 1993, Ms. Peck was employed by West Marine Products as Vice President of Human Resources, and from November, 1993 until May, 1997, she was Vice President of Human Resources of Design Professionals Insurance Co.

                  Michael L. Pautler has been SVP-Finance and Treasurer of Guaranty National since 1988.

                  Fred T. Roberts has been SVP of Guaranty National and President of the Commercial Lines Unit since November 1995. He served as SVP of GNIC Claims from 1984 to 1995.

                  Charles B. Ruzicka has been SVP-Information Systems of Guaranty National since December 1996. From August 1996, until assuming his current position, Mr. Ruzicka was Vice President-Personal Lines Information Systems. From 1993 through 1996, Mr. Ruzicka was a Vice President of Viking Insurance Company Wisconsin. From 1987 to 1993, Mr. Ruzicka was employed by Progressive Insurance Company and was a Vice President from 1992 through 1993.

                  Philip H. Urban has been SVP of Guaranty National and President of the Personal Lines Business Unit since November 1996. From 1990 to 1996, Mr. Urban was SVP-Personal Lines for Great American Insurance Company.

                                  EXHIBIT INDEX

Exhibit                            Description

(b)(1) Discussion Materials of Donaldson Lufkin & Jenrette Securities Corporation dated June 5, 1997.

(b)(2) Discussion Materials of Donaldson Lufkin & Jenrette Securities Corporation dated July 1997.

(b)(3) Presentation of Donaldson Lufkin & Jenrette Securities Corporation dated September 12, 1997.

(b)(4)   Presentation of Salomon Brothers Inc dated October 30, 1997.

(b)(5)   Opinion of Salomon Brothers Inc dated October 30, 1997.

(d)(10) Solicitation/Recommendation Statement on Schedule 14D-9 of Guaranty National Corporation, dated November 5, 1997.

(d)(11)  Letter to Shareholders dated November 5, 1997.

(g)(4) Portions of Proxy Statement on Schedule 14A of Guaranty National Corporation dated March 27, 1997.

(g)(5) Portions of Annual Report on Form 10-K of Guaranty National Corporation for the fiscal year ended December 31, 1996.